Exhibit 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Beth Drummey
Marketing & Corporate Communications Manager
Bank of Marin
415-763-4529 | bethdrummey@bankofmarin.com

BANK OF MARIN BANCORP ANNOUNCES COMPLETION
OF ACQUISITION OF AMERICAN RIVER BANKSHARES

NOVATO, CA, August 9, 2021 – Bank of Marin Bancorp, “BMRC” (Nasdaq: BMRC), parent company of Bank of Marin, “the Bank”, today announced the completion of its acquisition of American River Bankshares, “AMRB” (Nasdaq: AMRB), parent company of American River Bank, effective August 6, 2021. BMRC and AMRB held special meetings of shareholders on July 28, 2021 and each company’s shareholders have approved the acquisition.

Under terms of the agreement, each share of AMRB common stock was converted into the right to receive 0.575 shares of BMRC common stock. The value of the total deal consideration was approximately $125 million, which includes the value of AMRB options being paid in cash by BMRC.

Also under the agreement, two new directors have been added to the Boards of Directors of BMRC and the Bank, effective immediately. The two new directors are Charles D. Fite, President, Fite Development Co. and Nicolas Anderson, Chief Executive Officer of Capitol Digital & Califorensics. With these additions, the BMRC and Bank Boards are now comprised of 14 directors.

“We are pleased to complete our acquisition of American River Bank and welcome their customers, employees and shareholders to Bank of Marin,” said Russell A. Colombo, Chief Executive Officer. “Our two organizations share a commitment to exceptional customer service and dedication to our local communities that can now be amplified on a regional scale. As a nearly $4 billion bank, we have greater opportunity to grow assets, acquire talent, expand our footprint, and build infrastructure across a diversified geography.”

With the addition of American River Bank, on a pro forma combined basis, Bank of Marin Bancorp would have total assets of approximately $4.0 billion, total loans outstanding of $2.2 billion (excl. SBA Paycheck Protection Program loans) and total deposits of $3.5 billion as of June 30, 2021 (unaudited and excluding purchase accounting adjustments).

Bank of Marin Bancorp received financial advisory services and a fairness opinion from Keefe, Bruyette & Woods, A Stifel Company, and Stuart Moore Staub served as legal counsel. American River Bankshares received financial advisory services and a fairness opinion from Piper Sandler & Co., and Manatt, Phelps & Phillips LLP served as legal counsel.

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank in Northern California, with assets of nearly $4.0 billion, Bank of Marin has 31 branches and 8 commercial banking offices located across 10 counties. Bank of Marin provides commercial banking, personal banking, specialty lending and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, go to www.bankofmarin.com.

Forward-Looking Statements

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current expectations and involve a number of assumptions. These include statements as to the anticipated benefits of the acquisition, including future financial and operating results, cost savings and enhanced revenues that may be realized from the acquisition as well as other statements of expectations regarding the acquisition and any other statements regarding future results or expectations. Such forward-looking statements may contain words related to future projections including, but not limited to, words such as “believe,” “expect,” “anticipate,” “intend,” “may,” “will,” “should,” “could,” “would,” and variations of those words and similar words that are subject to risks, uncertainties and other factors that could cause actual results to differ significantly from those projected. Each of BMRC and AMRB intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. The companies’ respective abilities to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material effect on the operations and future prospects of each of BMRC and AMRB and the resulting company, include but are not limited to: (1) the businesses of BMRC and/or AMRB may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the acquisition may not be fully realized or realized within the expected time frame; (3) revenues following the merger may be lower than expected; (4) customer and employee relationships and business operations may be disrupted by the acquisition; (5) the ability to obtain required regulatory and shareholder approvals, and the ability to complete the acquisition on the expected timeframe may be more difficult, time-consuming or costly than expected; (6) changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the companies’ respective market areas; their implementation of new technologies; their ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines, and (7) other risk factors detailed from time to time in filings made by BMRC or AMRB with the SEC. BMRC and AMRB undertake no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.